Exhibit (l)(2)

May 26, 2026

Destiny Tech100 Inc.

1401 Lavaca Street #144

Austin, TX 78701

Ladies and Gentlemen:

We have acted as special Maryland counsel to Destiny Tech100 Inc., a Maryland corporation (the “Company”) and a closed-end management investment company under the Investment Company Act of 1940, as amended, in connection with the offering by the Company of shares (the “Shares”) of its common stock, par value $0.00001 per share (the “Common Stock”), having an aggregate offering price of up to $1,000,000,000, from time to time pursuant to (i) the Open Market Sale AgreementSM, dated August 8, 2025, as amended (the “Open Market Sales Agreement”), by and between the Company and DX Advisors LLC (the “Adviser”), on the one hand, and Jefferies LLC (the “Sales Agent”) on the other hand; (ii) that certain Side Letter Agreement dated May 26, 2026, by and between the Company, the Agent, and Adviser (the “Side Letter Agreement” and together with the Open Market Sales Agreement, the “Sales Agreement”);  (iii) the Company’s registration statement on Form N-2 (including the base prospectus forming a part thereof, the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”) on May 26, 2026; and (iv) the prospectus supplement, dated May 26, 2026 (together with the base prospectus forming a part of the Registration Statement, the “Prospectus”), in the form filed with the SEC under the Act.

In connection with our representation of the Company, and as a basis for the opinions hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.

the Registration Statement in the form transmitted to the SEC for filing pursuant to the Act (exclusive of the documents incorporated by reference therein or otherwise deemed to be part thereof or included therein other than the Company’s governing documents);

2.	the charter of the Company (the “Charter”) as reflected in the records of the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”);

3.	the bylaws of the Company (the “Bylaws”) certified as of the date hereof by an officer of the Company;

4.	a certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

5.

resolutions (the “Resolutions”) adopted by the Board of Directors (the “Board of Directors”) and the Pricing Committee (the “Pricing Committee”) of the Board of Directors of the Company relating to the registration of the Shares, certified as of the date hereof by an officer of the Company;

6.	a certificate executed by an officer of the Company, dated as of the date hereof, with respect to certain factual matters regarding the Charter, the Bylaws, and the Resolutions;

7.	the Sales Agreement; and

8.	such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations, and qualifications stated herein.

Destiny Tech100 Inc. May 26, 2026 Page 2

In expressing the opinions set forth below, we have relied as to certain factual matters on information obtained from public officials and officers of the Company and have assumed the following:

1.	Each individual executing any of the Documents, whether on behalf of such individual or any other person, is legally competent to do so.

2.

All Documents submitted to us as originals are authentic. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine (whether manual, electronic or otherwise) and, to the extent that a signature on a Document is manifested by electronic or similar means, such signature has been executed or adopted by a signatory with an intent to authenticate and sign the document. All public records reviewed or relied upon by us or on our behalf are true, accurate and complete.

3.

The issuance of, and certain terms of, the Shares to be issued by the Company from time to time will be authorized and approved by the Board of Directors, or a duly authorized committee thereof or duly authorized officers of the Company, as the case may be, in accordance with the Maryland General Corporation Law, the Charter, the Bylaws, and the Resolutions prior to the issuance of such Shares (such approval referred to herein as the “Corporate Proceedings”).

4.

After giving effect to any issuance of the Shares, the total number of shares of the Common Stock issued and outstanding will not exceed the total number of shares of the Common Stock that the Company is then authorized to issue under its Charter.

5.

At the time of issuance of any of the Shares, (a) the Company will be in good standing under the laws of the State of Maryland, (b) none of the governing documents of the Company will have been amended so as to cause such issuance of the Shares to conflict with or violate any provisions of the governing documents of the Company, and (c) such securities will not violate any law applicable to the Company or result in a default under or breach of any agreement or instrument then-binding upon the Company, and such securities will comply with all requirements and restrictions, if any, applicable to the Company, imposed by any court or governmental or regulatory body having jurisdiction  over the Company.

Destiny Tech100 Inc. May 26, 2026 Page 3

Based upon the foregoing, and subject to the assumptions, limitations, and qualifications stated herein, it is our opinion that:

1.	The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.

Upon the completion of all Corporate Proceedings, the Shares offered by the Company will be duly authorized and, when and if issued and delivered against payment therefor in accordance with the Resolutions, the Corporate Proceedings, the Prospectus, the Registration Statement, and the Sales Agreement, the Shares will be legally issued, fully paid, and non-assessable.

We express no opinion with respect to the laws of, or the effect or applicability of the laws of, any jurisdiction other than, and our opinion expressed herein is limited to, the laws of the State of Maryland, except that we express no opinion with respect to the “blue sky” or other securities laws or regulations of the State of Maryland or any other jurisdiction. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is limited to the matters expressly set forth in this letter and no other opinion should be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

We hereby consent to the use of our name and the reference to this opinion under the heading “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.

Very truly yours,

Miles & Stockbridge P.C.

By:	/s/ Charles F. Hilberg III
Principal